Exhibit 10.13

SEPARATION AND RELEASE OF CLAIMS AGREEMENT
RECITALS
This Separation and Release of Claims Agreement (“Agreement”) is made by and between J. Thomas Bradley, Jr. (“Employee”) and TD Ameritrade Holding Corporation (for itself and on behalf of all of its subsidiary and affiliated companies and divisions, and including all of its and their respective present, former and future predecessors, successors and assigns, officers, directors, members, managers, shareholders, partners, principals, employees, servants, agents, contractors, attorneys, plans, and insurers, and their respective heirs, executors, administrators, personal representatives and assigns, collectively “Company”) collectively referred to as the “Parties”:
WHEREAS, the Company and Employee have entered into Restricted Stock Unit Agreements dated November 25, 2014 and November 25, 2015 and a Performance Restricted Stock Unit Agreement dated November 22, 2016 respectively (collectively the “Restricted Stock Unit and Performance Restricted Stock Unit Agreements”) pursuant to which the Employee was eligible to participate in the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan (the “Plan”);
WHEREAS, Employee was employed by the Company;
WHEREAS, Employee’s employment with the Company shall terminate on or about September 29, 2017 (the “Termination Date”); and
WHEREAS, the Parties desire to enter into this Agreement to set forth the terms of Employee’s separation from employment with the Company;
NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
COVENANTS
1.Consideration. In consideration of and conditioned upon (i) Employee’s execution, return and non-revocation of this Agreement, (ii) Employee’s general release of all claims as provided in Section 3 of this Agreement, and (iii) Employee’s continued compliance with all of the provisions of this Agreement and all relevant aspects of other written agreements and policies between the Company and Employee, the Company agrees to pay Employee the amounts described in Sections 1(a), 1(b), 1(c) and 1(d) (which (b),(c) and (d) Employee otherwise would not be entitled to receive) in accord with regular payroll and vesting schedules, and on the terms and conditions described below. For the avoidance of doubt and notwithstanding any contrary provision of this Agreement, if this Agreement does not become effective and irrevocable no later than the twenty-ninth (29th) day after the Termination Date, Employee will not receive (1) the payment described in Section 1(b) and (2) vesting of the Restricted Stock Units described in Section 1(c), and (3) Company-paid premiums under Section 1(d).
(a)    Accrued payments. The Company agrees to pay Employee (i) Employee’s accrued but unpaid salary through the Termination Date and (ii) Employee’s accrued but unused vacation, which has accrued through the Termination Date. The Company also agrees to pay the Employee for any unreimbursed business expenses required to be reimbursed to Employee pursuant to the Company’s normal and customary business expense reimbursement procedures.
(b)    Separation payments. The Company agrees to pay Employee $3,700,000 (the “Severance Amount”). The Company agrees to pay Employee an additional sum in December 2017 representing the full fiscal year of his annual cash and equity incentive at actual performance (the “Incentive Amount”) for time worked during the Company’s 2017 Fiscal Year, to be paid 100% in cash. This amount shall be calculated using the annual cash plus equity incentive target amount of $2,700,000 multiplied by the actual final performance funding percentage as determined by the Company’s board of directors in November 2017. Payment of the Severance Amount specified in this Section 1(b) shall be made in five (5) equal installments (each installment being $740,000 before withholdings). The first installment will be made on the regular payroll date that first follows the Effective Date, and subsequent installments will be made on the regular payroll date that follows each of March 29, 2018, September 29, 2018, March 29, 2019, and September 29, 2019, subject in each case to the Company’s timely receipt of Employee’s executed and irrevocable Agreement and Employee’s compliance with this Agreement. Payment of the Incentive Amount specified in this Section 1(b) shall be made in a single lump-sum cash payment on the first regular payroll date following the incentive funding approval date, subject to the Company’s timely receipt of Employee’s executed and irrevocable Agreement and Employee’s compliance with this Agreement. All payments and benefits under this Agreement are subject to required withholdings.
(c)    RSUs and PRSUs. The Parties agree that the vesting of Employee’s Restricted Stock Units and Performance Restricted Stock Units, as of the Termination Date, is reflected on the attached Schedule A, and that all Restricted Stock Units and the shares issued thereunder shall continue to be subject to all of the terms and conditions of the applicable Restricted Stock Unit or Performance Restricted Stock Unit Agreements, except as provided in Schedule A.
(d)    COBRA and other employee benefits. Employee (and any eligible dependents) shall be eligible for continued health benefits pursuant to COBRA continuation coverage (as described in Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”). The Company agrees to pay the employer portion of the premiums for continued health benefits under any Company group medical or dental plan for Employee (and any eligible dependents) through December 31, 2018. Other than COBRA coverage, Employee’s participation in all other benefits and incidents of employment shall cease on the Termination Date. Employee shall cease accruing employee benefits, including but not limited to, vacation time and paid time off, as of the Termination Date.
(e)    Outplacement Services. Employee will be eligible to participate in a 6 month executive outplacement assistance program through the AYERS group.
(f)    Home Security System/Golf Membership. Company will (i) continue to pay for Employee’s home security system installed by the Company in Employee’s home through June 30, 2018 and (ii) reimburse Employee for his 2017-2018 golf membership fees commensurate with prior years to be paid upon delivery of proper receipts in Fall 2017.
(g)    General. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to all of the consideration listed in this Section 1(b), (c), (d), (e) and (f), including pursuant to any prior agreement between Employee and the Company.
2.    Payments. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee once the above noted payments and benefits are received.
3.    Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:
(a)    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
(b)    any and all claims relating to or arising from Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)    any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d)    any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act; the New Jersey Law Against Discrimination, N.J. Stat. Ann. § 10:5-1 et seq.; New Jersey Equal Pay Act, N.J. Stat. Ann. § 34:11-56.1 et seq.; New Jersey Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-1 et seq.; New Jersey Civil Rights Act, N.J. Stat. Ann. § 10:6-2; New Jersey Family Leave Act, N.J. Stat. Ann. § 34:11B-1 et seq.; New Jersey State Wage and Hour Law, N.J. Stat. Ann. § 34:11-56a et seq.; and Millville Dallas Airmotive Plant Job Loss Notification Act, N.J. Stat. Ann. § 34:21‑1 et seq.;
(e)    any and all claims for violation of the federal, or any state, constitution;
(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
(h)    any and all claims for attorneys’ fees and costs.
The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, or to claims that cannot be release as a matter of law, including any protected activity (as provided in the second paragraph of Section 7). This release does not extend to any right Employee may have to unemployment compensation benefits or workers’ compensation benefits. Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.
4.    Employee acknowledges and agrees that any breach of Sections 3, 5, 7, 8, 9, and 10 of this Agreement shall constitute a material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, and shall entitle the Company immediately to cease the Severance Benefits specified in Section 1(b), (c), (d), (e) and (f) of this Agreement, except as provided by law,until such time as it is determined that a breach has occurred pursuant to the terms of Section 16 below. Upon a determination of breach, the Company may immediately recover Severance Benefits previously paid, along with all other remedies the Company is entitled to pursue;provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement. Alternatively, the Company may seek specific damages and/or injunctive relief as set forth in Sections 7, 8, 9, 10, and 16 below.
5.    Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:
(a)    Employee should consult with an attorney prior to executing this Agreement;
(b)    Employee has up to twenty-one (21) days within which to consider this Agreement;

(c)    Employee has seven (7) days following the execution of this Agreement to revoke this Agreement;
(d)    this Agreement shall not be effective until the revocation period has expired; and,
(e)    nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
6.    Unknown Claims. Employee acknowledges that he has been advised by legal counsel and is familiar with the principle that a general release does not extend to claims which the releasor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.
7.    Confidentiality. Employee acknowledges that during employment with the Company, Employee had access to the Company’s confidential and proprietary information (collectively, “Confidential Information”). Employee agrees to continue to abide by the terms of any code of conduct, confidentiality agreement, agreement that contains confidentiality provisions, or agreement relating to the assignment of technology developed or conceived during his employment that he previously signed, which agreement(s) Employee acknowledges will survive the termination of his employment. Employee agrees to not disclose or impart to any other person, directly or indirectly, any Confidential Information acquired during his employment and will not remove any Confidential Information from any of the Company’s premises. Employee agrees to immediately return to the Company or confirm the destruction of any Confidential Information that he may have in his possession, including any copies, regardless of the form or media of such Confidential Information.
Notwithstanding the foregoing, nothing contained in this Agreement is intended to prohibit or restrict Employee in any way from: (i) making any disclosure of information required by law, rule or regulation; (ii) providing information to the Company’s legal, compliance, or human resources personnel; (iii) making any disclosure of information in any litigation, arbitration, or other proceeding between him and the Company; or (iv) exercising rights under the Defend Trade Secrets Act of 2016, which provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, nothing contained in this Agreement is intended to impede, prohibit or restrict Employee (or Employee’s attorney acting on his behalf) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Securities Exchange Commission, the Commodity Futures Trading Commission, the Financial Industry Regulatory Authority, National Futures Association, and any other self-regulatory organization or any other state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances, or about a possible violation of securities laws, the Commodities Exchange Act, or employment laws
Employee agrees that in the event of breach of the aforementioned confidentiality obligations, the Company will be entitled to an injunction and damages, and that the Company will not have to post a bond in the event of suit to prevent his unauthorized disclosure or continued unauthorized disclosure of any Confidential Information. Employee agrees that entitlement to continued Severance Benefits shall immediately cease in the event of his disclosure of Confidential Information, and that upon a determination that a breach has occurred pursuant to the terms of Section 16 below, all Severance Benefits shall be forfeited, and the Company may seek the return of any or all Severance Benefits previously paid. Nothing herein shall limit the Company’s ability to seek injunctive relief. Employee agrees and acknowledges that this is a fair and reasonable amount and is not an unfair penalty.
Employee further agrees not to disclose the existence or contents of this Agreement, unless required by law. This restriction will not apply to disclosure to members of Employee’s immediate family or to legal, tax, or financial advisors, provided that Employee advises them of this provision and uses his best efforts to protect against any further disclosure by these persons.

8.    Cooperation. Subject to Employee’s rights to engage in protected activity as permitted by applicable law, Employee agrees he shall not act in any manner that might damage the business of the Company. Employee agrees that he shall not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.
9.    Non-Disparagement. Employee agrees that he will refrain or omit from making any statement about the Company, whether true or untrue, that prejudices the Company’s name, reputation or business in any way or in any way impairs, harms or prejudices the name or reputation of the Company or causes the Company to appear in an unfavorable light, embarrasses the Company in any way or reduces or damages the business interests of the Company. Upon any breach of this Section intentionally caused by Employee or through Employee’s gross negligence, then in addition to the Company’s rights to seek damages under this Agreement, including the return of any or all Severance Benefits, the Company shall be entitled to seek injunctive relief in a court of law or before an arbitrator if a claim is filed with the AAA under Section 16. Employee agrees that upon a breach of this Section by him, the Company would suffer irreparable harm and, accordingly, Employee hereby acknowledges that the issuance of an injunction enjoining Employee from any violation of this section which violation is not discontinued within 24 hours of receipt of written notice from the Company is an appropriate remedy available to the Company. The foregoing remedy of injunction shall be in addition to and not in limitation of any other right or remedy which the Company has or may be entitled to, and shall survive the expiration or any termination of this Agreement. Employee agrees and acknowledges that this is a fair and reasonable amount and is not an unfair penalty. The Company agrees that it will not make any detrimental comments or statements regarding Employee or Employee’s employment with the Company. All inquiries by potential future employers of Employee shall be directed to the Company’s Human Resources Department. Upon inquiry, the Company shall only state the following: Employee’s last position and dates of employment.
10.    Non-Competition, Non-Solicitation and Non-Inducement.
(a)    During the eighteen (18) months following the Termination Date, the Employee agrees that he will not, directly or indirectly, have any ownership interest in or participate in the management or operation of any entity (whether as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, or investor) which, as of the Termination Date, is engaged in a “Competitive Business”, unless otherwise expressly approved in writing by the Company. The term “Competitive Business” is defined as (i) any business with activities, or which offers products or services which are competitive with those products and services offered by the Company as of the Termination Date, (ii) any activities, products, or services proposed to be offered to the public by the Company during the twenty-four (24) month period immediately prior to the Termination Date, or (iii) a business providing brokerage, advisory, custodial and wealth management services to the public including, but not limited to, services, products and technology to support retail (long term investor or active trader) or institutional trading and investing platforms, and Registered Investment Advisor custodial business products and services. The foregoing covenant shall cover Employee’s activities in every part of the Territory.  “Territory” shall mean any (i) state in the United States where the Company conducts business (as an owner, partner, stockholder, holder of any other equity interest, or financially as an investor or lender, or in any capacity calling for the rendition of personal services or acts of management, operation or control) or (ii) country in Asia where the Company conducts business (as an owner, partner, stockholder, holder of any other equity interest, or financially as an investor or lender, or in any capacity calling for the rendition of personal services or acts of management, operation or control). Notwithstanding the foregoing, Employee may (i) own securities of a Competitive Business so long as the securities of such corporation or other entity are listed on a national securities exchange or on the NASDAQ National Market and the securities owned directly or indirectly by Employee do not represent more than 2% of the outstanding securities of such corporation or other entity and (ii) work for a Registered Investment Advisor registered under the Investment Advisors Act of 1940, as amended (RIA), where the investment advice is all or substantially all provided to clients on a fully discretionary traditional personal service basis;

(b)    During the twenty-four (24) months following the Termination Date, neither Employee, nor any business in which Employee may engage or participate in, will directly or indirectly, (A) induce any customer or vendor of the Company or of corporations or businesses which directly or indirectly are controlled by the Company (collectively, the “Affiliates”) to patronize any Competitive Business; (B) request or advise any customer or vendor to withdraw, curtail or cancel such customer’s or vendor’s business with the Company or any of its Affiliates; (C) compete with the Company or any of its Affiliates in merging with or acquiring any other company or business (whether by a purchase of stock or other equity interests, or a purchase of assets or otherwise) which is a Competitive Business; or (D) in the context of Employee working for an RIA per the exception in (a) (ii) above that is also a client of the Company, personally interact with the Company’s personnel in a branch office;
(c)    During the twenty-four (24) month period following the Termination Date, neither Employee nor any business in which Employee may engage or participate in will (A) hire, solicit for hire or attempt to hire any employee of the Company or any of its Affiliates, or (B) encourage any employee of the Company or any of its Affiliates to terminate such employment. For purposes of this Agreement, “employee” means current employees as well as anyone employed by the Company or any of its Affiliates within the prior twenty-four (24) months from Employee’s date of termination provided, however, that this provision will not preclude any business in which Employee may engage or participate in from soliciting any such employee by means of or hiring any such employee who responds to a public announcement placed by the business as long as Employee otherwise complies with subsections (A) and (B) above; and
In the event that any of the provisions of this Section 10 should ever be deemed to exceed the time, geographic or occupational limitations permitted by applicable laws, then such provisions will and are hereby reformed to the maximum time, geographic or occupational limitations permitted by applicable law.
Employee agrees that upon a breach of this Section by him, the Company would suffer irreparable harm and, accordingly, Employee hereby acknowledges that the issuance of an injunction enjoining Employee from any violation of this section is an appropriate remedy available to the Company. The foregoing remedy of injunction shall be in addition to and not in limitation of any other right or remedy which the Company has or may be entitled to, and shall survive the expiration or any termination of this Agreement. Employee agrees and acknowledges that this is a fair and reasonable amount and is not an unfair penalty.
11.    No Admission. Neither the offer nor the provision of any of the Severance Benefits shall in any way be construed as an admission by the Company of any wrongful or unlawful act or omission whatsoever against Employee or any other person, and the Company specifically disclaims any liability to Employee, or wrongful or unlawful act or omission against Employee, or any other person, or to any third party.
12.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees. It is intended that the payments and benefits under this Agreement will be exempt from or comply with Section 409A of the Code, any final regulations and guidance under that statute, and any applicable state law equivalent, as each may be amended or promulgated from time to time (together, “Section 409A”), so that none of the payments to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms will be interpreted in such manner. Each payment, installment and benefit payable under this Agreement or otherwise is intended to constitute a separate payment under Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding the foregoing, if and to the extent necessary to avoid subjecting Employee to an additional tax under Section 409A, any payments or benefits deemed to be separation-related deferred compensation (within the meaning of Section 409A), whether under this Agreement or any other arrangement, payable to Employee will be delayed until the date that is six (6) months and one (1) day following Employee’s separation from service (within the meaning of Section 409A), except that in the event of Employee’s death, any such delayed payments will be paid as soon as practicable after the date of Employee’s death, and in each case all subsequent payments and benefits will be payable in accordance with the payment schedule applicable to such payment or benefit. In no event will the Company reimburse Employee for any taxes or other costs that may be imposed on Employee as a result of Section 409A, unless, and only to the extent that, the imposition of the tax or cost is directly caused by reason of the Company’s breach of its obligations under this Agreement. Employee understands and agrees that, in connection with the vesting of Restricted Stock Units, the amount of required employment withholding taxes will be withheld by the Company pursuant to the provisions of the applicable Restricted Stock Unit and Performance Restricted Stock Unit Agreements and Schedule A.
13.    Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with the negotiation of this Agreement, which does not conflict with or prevent the assessment of cost and/or fees under Section 24 of this Agreement.
14.    Indemnification. Employee agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Employee, or from any false representation made herein by Employee, or from any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee’s benefit, upon Employee’s initiative, or with Employee’s aid or approval, contrary to the provisions of this Agreement. Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.
15.    Cooperation in Litigation. Employee agrees to cooperate fully with the Company in any matters that have or may result in a legal claim against the Company, and of which Employee may have knowledge as a result of Employee’s employment with the Company. This requires Employee, without limitation, to (1) make himself available upon reasonable request to provide information and assistance to the Company on such matters without additional compensation, except for Employee’s out-of-pocket costs, and (2) notify the Company promptly of any requests to Employee for information related to any pending or potential legal claim or litigation involving the Company, reviewing any such request with a designated representative of the Company prior to disclosing any such information, and permitting the representative of the Company to be present during any communication of such information. The Company hereby agrees to reimburse Employee for his reasonable and appropriate out-of-pocket costs and expenses incurred in connection with Employee’s cooperation in accordance with this Section. This right to reimbursement will be subject to the following additional requirements: (i) Employee must submit documentation of the costs and expenses to be reimbursed within thirty (30) days of the end of his taxable year in which the costs and expenses were incurred; (ii) the amount of any reimbursement provided during his taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (iii) the reimbursement of eligible costs and expenses shall be made by the Company within thirty (30) days of Employee’s submission of documentation of the costs and expenses to be reimbursed but no later than the last day of Employee’s taxable year that immediately follows the taxable year in which the costs and expenses were incurred; and (iv) the right to any such reimbursement shall not be subject to liquidation or exchange for another benefit or payment.
16.    Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Employee’s employment by the Company, Employee’s service as an officer or director of the Company, or Employee’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration in New Jersey before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties to the arbitration shall each pay half the costs and expense of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.
17.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
18.    No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
19.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.
20.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Restricted Stock Unit Agreements and any confidentiality agreement, agreement that contains confidentiality provisions, or agreement relating to the assignment of technology developed or conceived during Employee’s employment that that Employee signed and is in effect as of the Termination Date. Nothing in this Agreement affects Employee’s rights or the Company’s obligations regarding indemnification and advancement under law, the Company’s articles of incorporation or by-laws. The Company shall maintain directors and officers liability insurance that will provide coverage for the Employee to the same extent that such insurance is maintained for other individuals who were employees or officers of the Company during the period when Employee was an employee or officer of the Company.
21.    No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
22.    No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.
23.    Governing Law. This Agreement shall be deemed to have been executed and delivered within the state of New Jersey, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the state of New Jersey without regard to conflict of law principles. To the extent that either party seeks injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of trade secrets or confidential or proprietary information, each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the state of New Jersey.
24.    Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.
25.    Waiver of Statutory Information Rights.  Employee hereby waives any current or future rights Employee may have under Section 220 of the Delaware General Corporation Law (and similar rights under other applicable law) to inspect, or make copies and extracts from, the Company’s stock ledger, any list of its stockholders, or any other books and records of the Company or any of its affiliates or subsidiaries, in Employee’s capacity as a holder of stock, shares, units, options, or any other equity instrument.
26.    Effective Date. Employee agrees and acknowledges that Employee shall not execute this Agreement prior to the Termination Date. This Agreement is effective after it has been signed by both parties and after eight (8) days have passed since Employee has signed the Agreement (the “Effective Date”), unless revoked by Employee within seven (7)

days after the date the Agreement was signed by Employee. Employee must sign this Agreement, if at all, no later than twenty-nine (29) days after the Termination Date.
27.    Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
28.    Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
(a)    they have read this Agreement;
(b)    they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
(c)    they understand the terms and consequences of this Agreement and of the releases it contains; and
(d)    they are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

TD AMERITRADE HOLDING CORPORATION

Dated: October 25, 2017	By /s/ KAREN GANZLIN

Karen Ganzlin
EVP, Chief Human Resources Officer

Dated: October 23, 2017	By /s/ J. THOMAS BRADLEY, JR.

J. Thomas Bradley, Jr., an individual

Schedule A
(1) November 25, 2014 and November 25, 2015 (annual MIP and discretionary award) Time Based Restricted Stock Unit Grants :
Pursuant to Section 5 of the applicable Restricted Stock Unit Agreements, the Committee has determined that the vesting of the awards shown immediately above [consisting of 94,127 units plus applicable dividend equivalent units (currently, 3,964 DEUs)] will fully accelerate as of the date on which this Agreement becomes fully effective and irrevocable, it being understood that if this Agreement does not become irrevocable by the twenty-ninth (29th) day after the Termination Date, such Restricted Stock Units, to the extent not otherwise vested, will be forfeited and never will vest. Settlement of all awards described above shall be on the date that is six (6) months and one day after the Termination Date, as per Section 12 of the Agreement and the applicable Restricted Stock Unit Agreements. Settlement of the awards will be net of applicable withholdings (meaning that shares will be withheld to cover withholdings). All terms and conditions of the applicable Restricted Stock Unit Agreement continue to apply.
(2) November 22, 2016 Performance Restricted Share Unit Grant:
The award shown immediately above [consisting of 35,405 units plus applicable dividend equivalent units (currently, 458 DEUs), which may be earned based on actual performance for the three-fiscal-year period ending September 30, 2019], will continue to be available to be earned, vest and become payable based on the extent to which actual performance meets the applicable performance goals, it being understood that if this Agreement does not become irrevocable by the twenty-ninth (29th) day after the Termination Date (or if Employee subsequently breaches this Agreement), such Performance Restricted Stock Units and DEUs, to the extent not otherwise vested, will be forfeited and never will vest. Settlement of the award (if and to the extent earned) shall be as per Section 12 of the Agreement and the applicable Performance Restricted Stock Unit Agreement (with settlement of any vested shares scheduled for November 22, 2019, as per the Performance Restricted Stock Unit Agreement). Settlement of the awards will be net of applicable withholdings (meaning that shares will be withheld to cover withholdings). All terms and conditions of the applicable Restricted Stock Unit Agreement continue to apply.
(3) Employee has no other grants of Restricted Stock Units, Performance Restricted Share Units or any other equity-based compensation award.
Other than as set forth above in this Schedule A, Employee will receive no vesting of or any other compensation related to any equity-based compensation award.